Exhibit (a)(5)(iii)
Net Buyers of LGI $25.00 $500 21-Jun-06 $25.00 $1,000 15-Sep-06 $29.50 $300 10-Jan-07 $31.002 $500 01-Mar-07 Price based on class A shares Based on maximum price Inclusive of pending tender and open market purchases $2,5003 Recent Self Tender Offers1